EXHIBIT 10.1

LICENSE AGREEMENT

This License Agreement (this “Agreement”), dated June 23, 2006 (the “Effective Date”), is by and between SLS INTERNATIONAL, INC., a Delaware corporation with an address at 1650 West Jackson, Ozark, Missouri 65721 (“SLS”) and DGM AUDIO LLC, a Florida limited liability company with an address at 1761 West Hillsboro Boulevard, 401 Deerfield Beach, Florida 33442 (“Newco”).

WHEREAS, SLS is the owner of all rights in and to certain ribbon driver and diaphragm technology used in the manufacture of headphone speakers and related products which technology is defined in Section 1(a) below, and more particularly described in Exhibit A; and

WHEREAS, SLS manufactures, imports, sells, distributes and markets certain products to or for use by retail consumers which incorporate the SLS Technology (defined in Section 1(a) below and in Exhibit A), which products include Ribbon Headsets, Ribbon Noise Canceling Headsets, Ribbon Bluetooth Wireless Headsets, and other headphones using the SLS Technology; and

WHEREAS, SLS and Newco are each desirous of Newco obtaining the exclusive use of the SLS Technology for headsets to be manufactured or sold by or on behalf of Newco to retail consumers throughout the world as specified in this Agreement.

NOW, THEREFORE, SLS and Newco agree as follows:

1.

Definitions.  When used in this Agreement:

(a)

“SLS Technology” shall mean the SLS ribbon driver and diaphragm technology and any and all SLS headset product design used or useful in the manufacture of headsets for retail consumers, including SLS patents and SLS patent applications set forth in detail on Exhibit A and made a part hereof.

(b)

“Territory” shall mean the world and through any venue. .

(c)

“Licensed Products” shall mean those Ribbon Headsets, Ribbon Noise Canceling Headsets, Ribbon Bluetooth Wireless Headsets, and any and all headsets using the SLS Technology and/or bearing the Licensed Marks

(d)

“Licensed Marks” shall mean those trademarks set forth on Exhibit B and made a part hereof.

(e)

“Technical Data” shall mean all technical information and instructions, including specifications, drawings, plans, planers and the like, useful for the design, construction and operation of any and all products of  the Licensed Products.

(f)

“Improvement(s)” shall mean any new development or advancement solely with respect to the SLS Technology, whether or not it is patentable.  A development or advancement which does not rely upon or incorporate the SLS Technology shall not be considered an Improvement, and unless otherwise agreed to by the parties, shall not be subject to the terms and conditions of this Agreement.

(g)

 “Net Profit” shall mean the amount invoiced by Newco, less direct manufacturing costs, royalties due under endorsement and/or other license agreements, and freight and import duties as evidenced by reasonably sufficient substantiating documents.

2.

Grant of License.  Subject to the terms and conditions of the Agreement, SLS hereby agrees to disclose, communicate and deliver the SLS Technology and Technical Data to enable Newco, as SLS’ exclusive licensee hereunder, to improve, manufacture, distribute, market and sell the Licensed Products under the Licensed Marks throughout the Territory during the Term of this Agreement.  Nothing contained in this Agreement shall in any way be interpreted or construed to prohibit Newco from manufacturing and selling any products which do not use the SLS Technology and/or the Licensed Marks, which manufacture and sale shall not obligate Newco to make any royalty payment to SLS in connection therewith.  All rights not expressly granted herein are reserved to SLS.  Nothing contained in this Agreement shall in any way be interpreted or construed to prohibit SLS from manufacturing “pro line” headsets incorporating the SLS Technology for distribution through SLS’ professional dealer and sales representative networks for commercial and professional consumers.

3.

Pending and Existing Licenses.  It is expressly agreed and understood that there is an agreement currently being negotiated relating to the licensing of SLS Technology that relates to the use of the Licensed Products. At the option of Newco, said license shall be assigned to Newco by SLS, and Newco shall assume all of SLS’ rights and obligations under such agreement. Newco will pay to SLS 50% of the net revenue (gross amount received by Newco less any expenses incurred by Newco under the contract); provided that Newco shall have no obligation to pay any royalty or additional License Fee to SLS pursuant to this Agreement for these products on which Newco pays SLS 50% of the net revenue as required in this paragraph.  The license agreement described in this Section is a contract that is not presently signed but that may be signed.  If such contract is signed with such party on or before January 1, 2007, then SLS will be paid 50% of the revenue generated from such contract in accordance with the terms of this Section, if it is signed later than January 1, 2007, then SLS will be paid a royalty pursuant to Section 13 of this Agreement

4.

Disclosure of Technical Data.  Within five (5) business days of the Effective Date of this Agreement, and when necessary during the Term, SLS shall deliver to Newco all Technical Data, including:

(a)

All drawings and specifications for the SLS Technology and all drawings and specifications for any and all products of the Licensed Products, which drawings and specifications shall remain the property of SLS, and shall be treated by Newco as Confidential Information, proprietary to SLS;

(b)

All drawings and specifications for the Licensed Products bearing the Licensed Marks, which drawings and specifications shall remain the property of SLS, and shall be treated by Newco as Confidential Information, proprietary to SLS.

(c)

SLS shall not be required to disclose to Newco:

(i)

any matters still in research and development;

(ii)

any matters with respect to which patent applications are to be filed, until such patent applications are filed in the United States; and

(iii)

any matters SLS is prevented from disclosing to Newco by reason of any laws, statutes or regulations, or any obligations to third parties.

(d)

During the Term of this Agreement and for a period of two years thereafter, Newco shall not, either alone or in association with others solicit, or encourage any employee, contractor, consultant or agent of SLS to leave the employ of SLS.  Notwithstanding the foregoing, SLS acknowledges and agrees that Steven Lamar may be employed by Newco and SLS hereby acknowledges and agrees that Steven Lamar will have the right to become an officer, director, and/or employee of Newco and SLS will not take any action, and will waive any right, which would preclude Steven Lamar from serving in such capacity(ies) for Newco, provided that Steven Lamar terminates his employment with SLS.

5.

Quality of the Licensed Products.  To insure optimum quality of the SLS Technology, Newco agrees to use manufacturers and sources for the SLS Technology currently used by SLS, or as may be approved by SLS, which approval shall not be unreasonably withheld.  Newco will have the right to negotiate directly with current manufacturers of the SLS Technology, and will have the right to outsource the manufacturing of the SLS Technology to new manufacturers, subject to SLS’ approval, which approval shall not be unreasonably withheld.  Newco shall cause any new manufacturer to execute a non-disclosure or a confidentiality agreement reasonably acceptable to SLS.  Subject to Section 6 (“Use of the Licensed Marks”) and Section 7 (“Inspection and Approval”), below, Newco shall have the right, in its sole discretion, to choose manufacturers and sources for all parts and design of the products other than the SLS Technology, provided however that the quality of the Licensed Products as a whole shall be of equal or greater quality to the existing Q-Line Silver and Q-Line Gold line of products, or if such products are not yet developed, then of equal or greater quality of the prototype of such new product reasonably accepted by SLS and Newco.  If Newco and SLS disagree whether or not the quality of the Licensed Products complies with this Section 5, then the parties hereto shall engage a third-party, reasonably acceptable to SLS and Newco, qualified to make a determination on the quality of the Licensed Product in question to determine whether such Licensed Product complies with this Section 5.  The decision of such third party shall be final and binding on SLS and Newco.

6.

Use of the Licensed Marks.  Newco agrees that the use of the Licensed Marks in conjunction with Licensed Products (including related promotional materials) shall be of the standard and of such style, appearance and quality as to protect the prestige of the Licensed Marks and the good will pertaining thereto as is normal in the industry.  If Newco and SLS disagree whether or not the use of a Licensed Mark complies with this Section 6, then the parties hereto shall engage a third-party, reasonably acceptable to SLS and Newco, qualified to make a determination on the quality of the Licensed Mark in question to determine whether such Licensed Mark complies with this Section 6.  The decision of such third party shall be final and binding on SLS and Newco.

7.

Inspection and Approval.  Newco agrees that the Licensed Products will be manufactured, packaged, sold and distributed in all material respects in accordance with all applicable laws, statutes, and regulations of the appropriate jurisdictions, and shall be of a performance quality consistent with or superior to those products currently manufactured by SLS under the Q-LINE Marks, or if a new product, then of a performance quality consistent with or superior to the performance quality of the prototype of such new product reasonably accepted by SLS and Newco.  Upon SLS’ request, Newco shall provide SLS with a reasonable number of randomly selected samples of products at no cost to SLS, including packaging and advertising materials for SLS to inspect and approve.  Newco shall not be required to provide SLS with more than three (3) samples per product for inspection during any twelve (12) month period, unless the product at issue is altered in any material way or is being manufactured by a new manufacturer in which event SLS shall be entitled to an additional three (3) samples.  SLS’ approval or rejection of the Licensed Products, including the Licensed Marks on the packaging, shall be in writing (a failure to respond within 3 business days of receipt will be construed as an approval), and in the case of rejection, shall set forth the defects which Newco must cure in order to gain approval.    If Newco and SLS disagree whether or not any Licensed Product complies with this Section 7, then the parties hereto shall engage a third-party, reasonably acceptable to SLS and Newco, qualified to make a determination on the quality of the Licensed Product in question to determine whether such Licensed Product complies with this Section 7.  The decision of such third party shall be final and binding on SLS and Newco.

8.

Improvements.  Improvements to the SLS Technology and/or any processes associated therewith, shall be owned by the party which invested in such development.

(a)

In the event that Newco desires an improvement to SLS Technology be developed, Newco shall first offer SLS the opportunity to pursue the development of such Improvement.  Newco shall notify SLS in writing of its desire to develop such Improvement, and SLS shall have ten (10) business days to evaluate the proposed Improvement.  If SLS, in its sole discretion, determines that it will undertake to develop the Improvement, then SLS shall do so at its sole cost and expense in a timely manner and any such Improvement shall become subject to the terms and conditions of this Agreement.

(b)

In the event that SLS does not elect to develop the Improvement (a failure to respond within 10 days to the notice described in 8.a. above will be construed as a refusal of the offer to develop the Improvement), then Newco may proceed to develop the Improvement.  SLS shall have the right to use any Improvement developed by Newco on a perpetual basis as an exclusive licensee on terms as may be agreed to by the parties.

(c)

If either party decides to seek patent protection for any Improvement, the other party agrees to cooperate to obtain such protection.  If patent protection is not available for any Improvement, the parties agree to treat such Improvement as Confidential Information and proprietary to the party which developed such Improvement.

9.

Failed Inspection.  Newco agrees to promptly remedy any quality deviations revealed during any inspection of the Licensed Products and/or the Licensed Marks.  Newco agrees to promptly remedy any quality deviations discovered by SLS in the field, including deviations associated with the Licensed Marks in advertising and promotional materials.

10.

Confidentiality.

(a)

Each party understands and acknowledges that it may have access to information concerning the other party that is confidential or proprietary including, without limitation, information about such party’s business and marketing plans, sales volumes, pricing, customers, manufacturers, licensees, suppliers, and distributors (“Confidential Information”).  The party receiving such Confidential Information (the “Receiving Party”) shall maintain such Confidential Information disclosed by the other party (the “Disclosing Party”) and the financial terms of this Agreement in strict confidence during the Initial Term, any subsequent Renewal Term, and for a period of not less than two (2) years following the expiration or termination of this Agreement.  The Receiving Party shall not disclose to any third party or make any use of the Disclosing Party’s Confidential Information except as may be necessary to perform its obligations hereunder.  The foregoing obligations and restrictions shall not apply to any information that (i) is or becomes public knowledge through no fault or action of the receiving party prior to the disclosing party’s disclosure; (ii) was known to the receiving party prior to its receipt from the disclosing party; (iii) becomes known to the receiving party without confidentiality restrictions from a third party other than the disclosing party; or (iv) is required to be disclosed pursuant to an order from a court or other administrative body, provided however that the receiving party promptly notifies the disclosing party so that the disclosing party may pursue an appropriate protective order.  Newco and SLS agree that this Agreement will need to be filed by SLS with the U.S. Securities and Exchange Commission.

(b)

Newco and SLS acknowledge and agree that, in particular, any information relating to the Licensed Products, is Confidential Information, proprietary to SLS.

11.

Marking.

(a)

A marking legend for the Licensed Products bearing the Licensed Marks which the parties hereto considers appropriate in the circumstances would read:  “Made in _______ by ________ (name chosen by NEWCO) under license from SLS International, Inc.”

(b)

All Licensed Products which is the subject of any patent or patent application, together with the packaging for such Licensed Products shall bear the appropriate patent notices as required by law.  An acceptable notice for such Licensed Products (and the packaging therefore) would read: U.S. Pat. No. ________, or if the patent has not yet issued, Pat. Pending.

12.

Rate and Terms of Payment.

(a)

License Fee.  In addition to the Royalty set forth below, Newco shall pay to SLS a License Fee in the amount of THREE HUNDRED THOUSAND DOLLARS ($300,000.00) (the “License Fee”), payable within 10 business days of the acceptance of this Agreement and performance by both parties, provided that this agreement is signed by SLS prior to June 17, 2006.  This Agreement shall have no force or effect until Newco pays the License Fee to SLS.

(b)

Pentagram Design and Innovation Electronics. Any amounts currently due for any and all design work performed by Pentagram Design for SLS and any agreements entered into between SLS and Pentagram Design and any claim by SLS to such design work, if any, shall be transferred to and the obligations shall be assumed by Newco. Any amounts currently due to Innovation Electronics for the design, manufacturing and tooling work performed in the creation of the Products designed by Pentagram will be transferred to and assumed by Newco.

(c)

Royalty.  Subject to Section 12.c. hereof, Newco will pay to SLS a Royalty for each of the Licensed Products sold by or on behalf of Newco at any time after the date of this Agreement.  The Royalty shall be as set forth below.

(i)

For products incorporating the SLS Technology:

Net Profit	Royalty
0% or more but less than 24%	25% of Net Profit percentage (i.e. 0-6% Maximum royalty of the net profit)
24% or more but less than 40%	A royalty equal to 6 percentage points of the Net Profit (with the remaining portion of 18 – 33 percentage points being retained by Newco)
40% or more but less than 50%	A royalty equal to 7 percentage points of the Net Profit
50% or more but less than 60%	A royalty equal to 8 percentage points of the Net Profit
60% or more but less than 70%	A royalty equal to 9 percentage points of the Net Profit
70% or more	A royalty equal to 10 percentage points of the Net Profit

(ii)

For any existing orders or accounts for Licensed Products transferred to Newco pursuant to this Agreement, which Newco has the right but not obligation to assume, if the Net Profit for any outstanding purchase order or account transferred from SLS to Newco on the date hereof is less than 30% of revenue, then no Royalty shall be due and owing to SLS with respect to such transferred purchase order.  If the Net Profit for any such outstanding purchase order exceeds 30%, then Newco shall pay SLS a Royalty equal to one-half of such excess amount.

(d)

Statements and Payments.  On or before the 30th day following the end of each calendar month ending on or after September 31, 2006, Newco will deliver to SLS a full and accurate statement of the accrued but unpaid Royalty and the quantity of Product sold since the immediately preceding such statement or, in the case of the first statement, since the date that Newco first produced Licensed Products (the “Royalty

Statement”).  The Royalty Statement shall be certified as to its correctness by Newco’s principal financial offer.  The Royalty Statement shall show at least the following information, on a country-by-country basis (if applicable):

(i)

The receipts for Licensed Products that have been sold by Newco;

(ii)

The invoices for Licensed Products that have been sold by Newco; and

(iii)

The aggregate Royalty due for such month, including the calculation used to determine such aggregate Royalty.

(e)

Simultaneously with the submission of the Royalty Statement under subsection (i), Newco will make all payments of accrued but unpaid Royalty to SLS, which shall be calculated for each month based on the amount of receipts in the prior month, less returns and credits; provided that under all circumstances the Royalty shall be paid on each Product sold within six months following the date of sale of the Product, regardless of whether the invoice has actually been paid within such six-month period.  All amounts due under this Agreement will be reported and paid in US Dollars.  In case of any delay in payment beyond six (6) months from the date of invoice not occasioned by force majeure, compound interest at the rate of one percent (1%) per month, assessed from the thirty-first (31st) day following the close of any month from which such sum is payable, shall be due by Newco without special notice.

(f)

Newco and its affiliates or agents have the right to deduct applicable withholding taxes from any payments of Royalty due SLS and to pay any such taxes on behalf of SLS.  If any such taxes are deducted, Newco will provide to SLS reasonable documentation which shows proof of payment of such taxes to the applicable government entity, a reasonable explanation of the reason(s) and basis under which such withholding was required, and an explanation of how the withheld amount was calculated.  Newco shall assume all liability and obligation to the applicable taxing authority for the accuracy and completeness of such payments, and shall fully indemnify, defend and hold SLS harmless against any claims related to or arising from such payments or Newco’s failure to make such payments.

(g)

Records.  Newco will maintain records of all Licensed Products made and all Licensed Products sold under the terms of this Agreement for a period of three prior years; those records will be sufficiently detailed to provide the information reasonably necessary to calculate and report the aggregate Royalty due under the terms of this Agreement.  Newco shall also maintain records of any taxes paid or due, and those records shall be sufficiently detailed to provide the information required by law and to calculate any taxes paid or due.

(i)

Newco will permit, at SLS’ sole cost and expense, an independent accounting firm, of SLS’ choice and of which the members/partners are Certified Public Accountants, to inspect and to report on those records of Newco which pertain to Newco’s performance under this Agreement including, without limitation, records concerning the sales of Licensed Products and all records used in the course of producing reports of Royalty due from Newco to SLS under the terms of this Agreement and any taxes paid or due as described in Section 3(c)(iii) above.  Such inspection and reporting will be done only for the purpose of determining the correctness of any report(s) or payment(s) made and due under this Agreement.  Any such inspection will be permitted only at reasonable times during regular business hours and upon reasonable notice.  Absent a clear, written statement of cause for reasonable concern, SLS will be allowed to inspect the subject records no more frequently than once annually.  Notwithstanding the foregoing, the independent accounting firm will not be entitled to disclose to SLS any information relating to Newco’s business, except that which should properly and reasonably be used to compile its report under this Section.  Under no circumstances may the independent accounting firm report any information to SLS about Newco’s customer list(s), methods of manufacture, prospective products, or future business plans, profit and loss, and sales, general and administrative expenses.

(ii)

If the report issued by the independent accounting firm concludes that there has been an underpayment of the Royalty by Newco to SLS greater than 5%, within thirty (30) days of delivery of the final report to Newco, Newco will pay to SLS:  (a) any Royalty found to be past due, and (b) interest on any such past-due Royalty which will be calculated by:  (1) dividing the product of (x) the number of days from the original due date of any such past-due payment of Royalty to the date the payment is made and (y) the prime rate as published in the Wall Street Journal (or its successor in interest) in New York, New York as of the date of the delivery of the accountant’s report to Newco, by 365; and (2) multiplying the result of the calculation in (1) by the past-due Royalty.  SLS’ collection of such past-due Royalty and interest shall be in addition to SLS’ other rights and remedies under this Agreement and at law or equity.

(iii)

Newco shall have the option, no later than fifteen (15) days after receipt of the report of the independent accounting firm under Section 3(d)(i), to challenge the results of the independent accounting firm’s report by hiring a second independent accounting firm at the Newco’s expense to review the first accounting firm’s report and to conduct, pursuant to authorization from Newco, an independent evaluation of the same records as were presented to the independent accounting firm under Section 2(d)(i) above.  In the event that the second accounting firm submits a report that confirms the report of the first accounting firm, that report shall be final and binding.  If the second accounting firm submits a report that conflicts with the findings of the first accounting firm’s report, the parties shall have the option to resolve the conflicting reports between themselves.  If they fail to resolve the conflict within thirty (30) days after their receipt of the second independent accounting firm's report, the parties shall hire a third accounting firm acceptable to both parties to resolve the conflict or, if the parties cannot agree on a third accounting firm, the two accounting firms that previously issued reports shall select the third accounting firm.  The report of the third accounting firm shall be final and binding on the parties.  The parties hereto shall bear the costs of the third accounting firm equally.

(iv)

If the final report under subsections (i) and (iii) concludes that there has been an underpayment of Royalty by the Company to SLS greater than 5%, within thirty (30) days of delivery of the final report to Company, Company will pay to SLS:  (a) any Royalty found to be past due, and (b) interest on any such past-due Royalty which will be calculated by:  (1) dividing the product of (x) the number of days from the original due date of any such past-due payment of Royalty to the date the payment is made and (y) the prime rate as published in the Wall Street Journal (or its successor in interest) in New York, New York as of the date of the delivery of the accountant’s report to Company, by 365; and (2) multiplying the result of the calculation in (1) by the past-due Royalty.  SLS’ collection of such past-due Royalty and interest shall be in addition to SLS’ other rights and remedies under this Agreement and at law or equity.

(h)

Minimum Royalties.  Newco shall meet the following Minimum Annual Royalties as set forth below during the Term of this Agreement.  If Newco shall fail to meet or pay the Minimum Annual Royalties, then this Agreement shall terminate and all rights granted herein will immediately revert to SLS.  If the Royalty paid to SLS for any year is less than the Minimum Annual Royalty for that year, Newco shall have thirty (30) days to pay the difference to SLS, provided however that the parties may agree to different payment terms, which terms shall be in a writing signed by the parties.  The Minimum Annual Royalties shall be:

(i)

2006:  $0

(ii)

2007:  $300,000

(iii)

2008:  $600,000

(iv)

2009:  $900,000

(v)

2010 and thereafter:  $1,200,000.

13.

Term and Termination.

(a)

Term.  The term of this Agreement starts on the Effective Date and shall continue unless terminated in accordance with the terms and conditions of this Agreement (the “Term”), provided that SLS shall not have the right to terminate this Agreement absent Newco’s breach of any provision(s) and failure to remedy or cure or Newco’s failure to meet or pay the Minimum Annual Royalties set forth above.

(b)

Termination by SLS.  Without prejudice to any other rights it may have, SLS may terminate this Agreement by giving written notice to Newco upon the occurrence of any of the following:

(i)

If Newco is adjudicated bankrupt by a court of competent jurisdiction, or if Newco files a petition for reorganization under applicable bankruptcy laws, or if a petition for involuntary bankruptcy under any applicable bankruptcy law is filed against Newco and is not dismissed within sixty (60) days of the date of such filing, or if Newco commits any act of bankruptcy or takes the benefit of any insolvency law, or if a receiver or trustee is appointed for Newco with respect to a majority of its assets.  Any notice of termination under this subsection (b)(i) must be in writing and will be effective upon receipt by Newco.

(ii)

If Newco materially breaches any other provision of this Agreement.  Any notice of termination under this subsection (b)(ii) must be in writing and will be effective thirty (30) days from the date of receipt by Newco of such notice to terminate, and will be void if Newco, prior to the effective date of such termination:

1)

remedies such breach; or

2)

if such breach is not curable prior to the effective date of termination, Newco commences to remedy such breach and thereafter remedies such breach by continuous, uninterrupted efforts, within a reasonable time after commencement of such remedy.

(c)

Termination by Newco.  Without prejudice to any other rights it may have, Newco has the right to terminate this Agreement, either in whole or solely as it relates to any of the SLS Technology or Technical Data which may, through no fault of Newco, fall into the public domain, by giving written notice to SLS.  Any notice of termination under this Section 13.c. must be in writing and will be effective upon receipt by SLS.

(d)

Effects of Termination.

(i)

Termination by either party under the provisions of this Section 13 will be without prejudice to any rights that either of SLS or Newco may have against the other party under this Agreement.

(ii)

Notwithstanding any term, condition or covenant to the contrary in this Agreement, SLS and Newco agree that in the event that this Agreement is terminated under any of the provisions of this Section 13, Newco will pay to SLS, at the time such termination is effective, all Royalty then due.

14.

Disposal of Inventory.  At the time of termination of this Agreement in accordance with Sections 13.a. or 13.b. above, Newco agrees to discontinue the manufacture, import, distribution, marketing and sale of the Licensed Products and its use the SLS Technology and the Licensed Marks.

(a)

In accordance with the foregoing, Newco shall dispose of its remaining inventory of the Licensed Products, whether in the form of parts inventory, work in process or finished goods inventory, by first offering any such inventory to SLS at a price equal to Newco’s cost of manufacture plus, if termination is not under Section 13.b., reasonable allocated overhead expense, but not in excess of the average price at which Newco during the ninety (90) days prior to such termination has sold the Licensed Products in the form delivered to SLS.

(b)

If SLS does not purchase all of such remaining inventory within thirty (30) days of SLS’ receipt of a written notice advising SLS of the availability of that inventory, then Newco may proceed to dispose of the remaining inventory not purchased by SLS in a manner which will not disrupt the market for the Licensed Products and during a time period not to exceed six (6) months from the effective date of any such termination.  Newco shall not be required to pay SLS the Royalty on any Licensed Products purchased by SLS under this Section 14 but Newco shall pay SLS the Royalty on any Licensed Products purchased by someone other than SLS under this Section 14.  Newco shall continue to comply with the requirements of Section 14 until all Licensed Products in Newco's possession or control has either been repurchased by SLS or sold to other parties and all Royalty has been paid to SLS.

(c)

At the time of termination of this Agreement pursuant to Section 13.c. above, Newco shall no longer be required to pay any Royalty for use of the SLS Technology or Technical Data in the Licensed Products, provided however, that Newco’s use of any Licensed Marks shall be subject to a royalty to be agreed between the parties.  Newco acknowledges and agrees that its obligation to pay a royalty for its use of the Licensed Marks will not be affected by the termination of this Agreement with respect to SLS Technology.

15.

Infringements.

(a)

To the best of SLS’ knowledge, none of the SLS Technology or the Marks infringes the rights of any third party.  In the event that such infringements are alleged by third parties, SLS agrees to investigate the situation fully in collaboration with Newco, and the parties agree to collaborate in taking appropriate action to deal with the problem that may be exposed.  SLS shall hold Newco harmless should a third party judgment be awarded as a result of negotiations or litigation by such third parties.

(b)

Newco agrees to exercise diligence in locating possible infringements of the SLS Technology and the Marks, and shall immediately inform SLS of any such situation which may come to the attention of Newco.  In such event, SLS shall take all necessary action, consistent with prudent business judgment, to restrain such infringement, and to recover damages therefor.  Newco will be invited to share SLS’ costs in dealing with such possible infringers.  Any damages recovered from such action shall be divided between SLS and Newco in proportion to the percentage of such costs which they have paid.  If Newco refuses to bear any of such costs, SLS, in its discretion, may decide to take legal action alone, and at its own expense; in such event, any damages recovered shall become payable to SLS alone; Newco nevertheless agrees to cooperate wholeheartedly in all stages of such action.

(c)

Nothing in this Section shall prevent SLS from settling any disputes with third parties referred to herein, provided that any such settlement shall not have a material adverse effect on Newco or any of its rights under this Agreement without the prior written consent of Newco.

16.

Indemnity.

(a)

SLS shall fully indemnify, defend and hold harmless Newco, its directors, managers, members, officers, shareholders, agents, employees, successors and permitted assignees (each a “Licensee Party”), from and against any and all third-party claims, demands, threats, suits or proceedings and pay all resulting loss, liability, damage, cost or expense (including, without limitation reasonable attorneys’ fees and expenses) incurred by a Licensee Party as a result of (i) any breach by SLS of any of its agreements, representations, warranties or covenants hereunder; or (ii) any liability to third parties based upon Newco’s use, manufacture, sale or other exploitation of the SLS Technology and/or the Licensed Marks so long as such use is in compliance with the terms and conditions this Agreement.

(b)

Notwithstanding the foregoing, SLS shall have no obligation to indemnify Newco with respect to any infringement or alleged infringement resulting from (i) any modification to the SLS Technology or the Licensed Marks made by any party other than SLS; or (ii) any use of the SLS Technology or the Licensed Marks in combination with other materials not contemplated by this Agreement or otherwise approved by SLS.

(c)

Newco shall fully indemnify, defend and hold harmless SLS, its directors, managers, members, officers, shareholders, agents, employees, successors and permitted assignees from and against any and all third-party claims, demands, threats, suits or proceedings and any loss, liability, damage, cost or expense (including, without limitation) reasonable attorneys’ fees and expenses incurred by SLS as a result of (i) any breach by Newco of any of its agreements, representations, warranties or covenants hereunder; or (ii) except to the extent covered by SLS’ indemnities set forth above, any liability to third parties based on Newco’s manufacturing, marketing, use, distribution, sale and/or maintenance of the SLS Technology, the products, the Technical Data or the Licensed Marks.

17.

Liability.

(a)

Exclusions.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, PUNITIVE, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF DATA, OR INTERRUPTION OF BUSINESS, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER UNDER THEORIES OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.  THE FOREGOING EXCLUSIONS AND LIMITATIONS OF LIABILITY AND DAMAGES SHALL NOT APPLY TO DAMAGES FOR PERSONAL INJURY, THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, OR BREACH OF CONFIDENTIALITY OBLIGATIONS, OR WILLFUL OR INTENTIONAL MISCONDUCT.

(b)

Maximum Liability. EACH PARTY’S MAXIMUM AGGREGATE LIABILITY TO THE OTHER PARTY RELATED TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LIMITED TO TEN MILLION DOLLARS ($10,000,000.00).  THE FOREGOING EXCLUSIONS AND LIMITATIONS OF LIABILITY AND DAMAGES SHALL NOT APPLY TO DAMAGES FOR PERSONAL INJURY, THE INDEMNIFICATION OBLIGATIONS, BREACH OF CONFIDENTIALITY, OR WILLFUL OR INTENTIONAL MISCONDUCT.

(c)

Disclaimer of Warranties.  EXCEPT FOR THE WARRANTIES SET FORTH IN THIS AGREEMENT, THE SLS TECHNOLOGY AND THE MARKS LICENSED HEREUNDER AND ALL RELATED DOCUMENTATION SUPPLIED BY SLS ARE PROVIDED “AS IS,” AND SLS DISCLAIMS ALL WARRANTIES WITH RESPECT THERETO, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

18.

Insurance.  Newco shall during the term of the Agreement maintain in full force and effect a policy or policies of general liability insurance (with Broad Form General Liability and Product liability endorsements) with limits of not less than one million dollars ($1,000,000) per person and two million dollars ($2,000,000) per occurrence and ten million dollars ($10,000,000) product aggregate, with a deductible not to exceed $25,000 per occurrence.  Such coverage(s) shall be purchased from a reputable carrier or carriers.  Newco will furnish to SLS certificates evidencing the insurance required under this Section  18 within (10) ten days from the Effective Date of this Agreement, and concurrently with the renewal of each policy.  Each policy will name SLS as an additional insured.  Each policy will specify that SLS will be given no less than thirty (30) days prior written notice of any change in or cancellation of such coverage(s).

19.

Notices.

All notices and statements to be given and all submissions and payments to be made under the terms of this Agreement may be given or made by personal delivery or be delivered by registered or certified mail, express mail or internationally recognized courier service (Federal Express, Airborne, UPS, etc.) to the respective addresses of the parties as set forth below or to such other address as a party to this Agreement may designate from time to time, in writing.  All notices and statements will be deemed to have been given or made at the time of receipt.

If to SLS:

SLS International, Inc.

1650 West Jackson

Ozark, Missouri 65721

Attention:  John Gott, President

With a copy to:

Jeff Mattson

Freeborn & Peters LLP

311 S. Wacker Drive

Chicago, IL  60606

If to Newco:

DGM Audio LLC

1761 West Hillsboro Boulevard

Deerfield Beach, Florida 33442

Attn.: Dino D’Agostino

With a copy to:

Harris Beach PLLC

99 Garnsey Road

Pittsford, New York 14534

Attention:  Gunther K. Buerman, Esq.

20.

No Joint Venture.

Nothing in this Agreement will be construed to place the parties in the relationship of partners, joint venturers or agents.  Neither SLS nor Newco will have the power to obligate or bind the other party in any manner whatsoever.

21.

Representations and Warranties of SLS ..  SLS hereby warrants and represents to Newco as follows:

(a)

SLS represents and warrants that it owns the SLS Technology and that such rights are not the subject of any encumbrance, lien or claim of ownership by any third party.

(b)

SLS covenants that at no time during the term of this Agreement shall, without Newco’s prior written authorization, SLS assign, transfer, encumber, hypothecate or grant rights in or with respect to the SLS Technology inconsistent with the grants and other rights reserved to Newco under this Agreement.

(c)

SLS represents and warrants that it has the full authority to enter into and perform all of the duties and obligations contemplated for SLS in this Agreement.

(d)

SLS represents and warrants that, to the best of its knowledge, its Patents(s) as set forth in Exhibit A are valid and enforceable.

(e)

SLS represents and warrants that, to the best of its knowledge, the existing Licensed Products as currently designed and manufactured will not infringe any patent and/or any other intellectual property right and that, to the best of its knowledge, the use of Licensed Marks on the existing Licensed Products as currently designed and manufactured will not infringe any trademark.

22.

Representations and Warranties of Newco.  Newco represents and warrants to SLS as follows:

(a)

Newco represents and warrants that it has the full authority to enter into and perform all of the duties and obligations contemplated for Newco in this Agreement.

(b)

Newco represents and warrants that the Licensed Products will be manufactured, packaged (including proper markings for the SLS Technology and the Licensed Marks), sold and distributed in all material respects in accordance with all applicable laws, statutes, rules, regulations and/or ordinances for each jurisdictions in which Newco carries out such activities..

23.

General.

(a)

Governing Law/Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A., other than those provisions governing conflicts of law. The parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in Delaware County, Delaware and agree that the exclusive venue for all actions and proceedings arising out of this Agreement shall be in those courts.  The parties hereby waive any right to trial by jury.

(b)

Entire Agreement.  This Agreement constitutes the entire agreement and understanding between Newco and SLS with respect to the subject matter of this Agreement.  This Agreement terminates and supersedes any prior agreement(s) or understanding(s) between SLS and Newco relating to the subject matter of this Agreement.

(c)

Waiver.  None of the provisions of this Agreement can be waived or modified except in a writing signed by both parties.  There are no representations, promises, agreements, warranties, covenants or undertakings other than those contained in this Agreement.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement will not in any way affect, limit or waive a party’s rights to enforce strict compliance with any term or condition of this Agreement and shall not be deemed a waiver of the same breach thereafter.

(d)

Assignment.  This Agreement and any rights granted herein to Newco may not be assigned, transferred, sublicensed or encumbered in any manner by Newco without SLS’s prior written consent, which will not be unreasonably withheld, and any attempted assignment, transfer, sublicense or encumbrance without such written consent shall be void; provided, however, that Newco may assign its rights under this Agreement to any entity controlling, controlled by or under common control with Newco.

(e)

Third Party Rights.  The provisions of this Agreement exist for the sole benefit of the parties and will not inure to the benefit of any third party, other than permitted assigns.

(f)

Severability.  If and to the extent that any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, the parties shall, and request such court to, reform this Agreement by amending such provision to make it valid and enforceable while fulfilling to the extent possible the original intent of the parties.  Such holding will in no way affect the validity or enforceability of the other portions of this Agreement.

(g)

Counterparts and Headings.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.  All headings in this Agreement are inserted for convenience or reference only and do not affect its meaning or interpretation.

(h)

Force Majeure.  Neither party shall be in default hereunder by reason of its delay in the performance of or failure to perform any of its obligations hereunder, if such delay or failure is caused by strikes, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with governmental laws, rules, and regulations, delays in transit or delivery, inability to secure necessary governmental priorities or materials, or any fault beyond its control or without its fault or negligence.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

SLS INTERNATIONAL, INC.

By:	/s/ JOHN GOTT	Date: June 16, 2006
John Gott, CEO

DGM AUDIO LLC

By:	/s/ DINO D’AGOSTINO	Date: June 23, 2006
Dino D’Agostino, Managing Member

EXHIBIT A

SLS TECHNOLOGY

Patents

Patent Applications

Trade Secrets/Know-how

A-1

EXHIBIT B

LICENSED MARKS

B-1

EXHIBIT C

LICENSED PRODUCTS

C-1